As filed with the Securities and Exchange Commission on May 12, 2016.
Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM S-8
Registration Statement Under
the Securities Act of 1933
USG CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-3329400
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

550 West Adams Street
Chicago, Illinois 60661-3676
(Address of Principal Executive Offices, Including Zip Code)
USG CORPORATION 2016 LONG-TERM INCENTIVE PLAN
(Full Title of the Plan)

Michelle M. Warner	(312) 436-4000
Senior Vice President, General Counsel and Corporate Secretary USG Corporation 550 West Adams Street Chicago, Illinois 60661-3676
(Name and Address of Agent for Service)	(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered (1)	Registered (1)(2)	Share (3)	Price (3)	Registration Fee
Common Stock, par value $0.10 per share	6,025,000	$26.65	$160,566,250	$16,169.02

(1)
One Preferred Stock Purchase Right (“Right”) to purchase one one-hundredth of a share of Junior Participating Preferred Stock, Series D, par value $1.00 per share (“Preferred Stock”) for a purchase price of $200 (when exercisable pursuant to the terms of the Rights) will be issued with each share of the Common Stock, par value $0.10 per share (the “Common Stock”), of USG Corporation (the “Registrant”) and will be transferable only with the Common Stock. The terms of the Rights are described in the Registrant’s Registration Statement on Form 8-A, as amended, originally filed by the Registrant with the Securities and Exchange Commission on December 21, 2006.

(2)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock (and related Rights) as may be issuable pursuant to stock splits, stock dividends or similar transactions in accordance with the USG Corporation 2016 Long-Term Incentive Plan (the “Plan”).

(3)
Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 5, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants as required by Rule 428(b)(1).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (Commission File No. 001-08864);
(b)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 (Commission File No. 001-08864);
(c) The Registrant’s Current Report on Form 8-K filed on May 12, 2016 (Commission File No. 001-08864); and
(d)  The descriptions of the Registrant’s Common Stock, and the Registrant’s Rights and the Preferred Stock, contained in the Registrant’s Registration Statement on Form 8-A dated April 16, 1993 (Commission File No. 001-08864) and Form 8-A dated December 21, 2006 (Commission File No. 001-08864), respectively, including any subsequently filed amendments and reports updating such descriptions.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents identified above, being hereinafter referred to as “Incorporated Documents”); provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.
Any statement or information contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement or information contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
The validity of the issuance of the shares of the Registrant’s Common Stock and attached Rights issuable in connection with awards under the Plan offered hereby has been passed upon by Michelle M. Warner, Senior Vice President, General Counsel and Corporate Secretary of the Registrant. Ms. Warner beneficially owns an aggregate of less than one percent of the outstanding shares of the Registrant’s Common Stock and is eligible to participate in the Plan on the same basis as other similarly eligible employees.
Item 6.    Indemnification of Directors and Officers.
The Registrant is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that, in certain circumstances, a corporation may indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any actual or threatened action, suit or proceeding against such directors or officers, or by or in the right of any other enterprise which such directors and officers served in any capacity at the request of the corporation, by reason of the fact that such person acted in any of the capacities set forth above, if such director or officer (i) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL also provides for indemnification of officers and directors in actions by or in the right of the corporation, subject to certain exceptions.
A corporation is required to indemnify against reasonable expenses (including attorneys’ fees) incurred by any director or officer who successfully defends any such action. Indemnification provided by these provisions of the DGCL is not exclusive of any other rights to which a director or officer may be entitled. The foregoing statements are subject to the detailed provisions of the DGCL.
Article VII of the Registrant’s By-laws provides that the Registrant shall indemnify any officer or director of the Registrant to the extent, in the manner, and subject to compliance with the applicable standards of conduct, provided by Section 145 of the DGCL. It also provides that the Registrant shall indemnify and (subject to the receipt of any required undertaking to repay expenses) advance expenses to the directors and officers of the Registrant to the fullest extent permitted by law. The Registrant has entered into an indemnification agreement with each of its directors and executive officers that provides for indemnification as required by the Registrant’s By-laws.
The Registrant maintains directors’ and officers’ liability insurance covering all directors and officers of the Registrant against claims arising out of the performance of their duties.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
The Exhibits to this Registration Statement are listed in the Exhibit Index of this Registration Statement, which index is incorporated herein by reference.

Item 9.    Undertakings.
(a)    The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 12, 2016.

USG CORPORATION

By:	/s/ Matthew F. Hilzinger
Matthew F. Hilzinger Executive Vice President and Chief Financial Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 12, 2016.

/s/ James S. Metcalf	*
James S. Metcalf, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	Gretchen R. Haggerty, Director

/s/ Matthew F. Hilzinger	*
Matthew F. Hilzinger, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	William H. Hernandez, Director

/s/ Jeanette A. Press	*
Jeanette A. Press, Vice President and Controller (Principal Accounting Officer)	Brian A. Kenney, Director

*	*
Jose Armario, Director	Richard P. Lavin, Director

*	*
Thomas A. Burke, Director	Steven F. Leer, Director

*
Matthew Carter, Jr., Director

* This Registration Statement has been signed on behalf of the above officers and/or directors by Matthew F. Hilzinger, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Matthew F. Hilzinger	Date: May 12, 2016
Matthew F. Hilzinger,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

4.1
Restated Certificate of Incorporation of USG Corporation (incorporated herein by reference to Exhibit 3.01 to USG Corporation’s Current Report on Form 8-K (Commission File No. 001-08864) filed June 21, 2006)

4.2
Certificate of Correction of the Restated Certificate of Incorporation of USG Corporation (incorporated herein by reference to Exhibit 4.1 to USG Corporation’s Quarterly Report on Form 10-Q (Commission File No. 001-08864) dated August 3, 2011)

4.3
Amendment to Restated Certificate of Incorporation of USG Corporation (incorporated herein by reference to Exhibit 3.1 to USG Corporation's Current Report on Form 8-K (Commission File No. 001-08864) dated May 10, 2013)

4.4
Amendment to Restated Certificate of Incorporation of USG Corporation (incorporated herein by reference to Exhibit 3.1 to USG Corporation's Current Report on Form 8-K (Commission File No. 001-08864) dated May 12, 2016)

4.5
Amended and Restated By-Laws of USG Corporation, dated as of November 13, 2014 (incorporated herein by reference to Exhibit 3.1 to USG Corporation’s Current Report on Form 8-K (Commission File No. 001-08864) dated November 18, 2014)

4.6	Form of Common Stock certificate (incorporated herein by reference to Exhibit 4.1 to USG Corporation’s Current Report on Form 8-K (Commission File No. 001-08864) dated May 12, 2016)

4.7
Rights Agreement, dated as of December 21, 2006, by and between USG Corporation and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to USG Corporation’s Registration Statement on Form 8-A (Commission File No. 001-08864) dated December 21, 2006)

4.8
Amendment No. 1 to Rights Agreement, dated as of December 5, 2008, by and between USG Corporation and Computershare Investor Services, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to USG Corporation’s Amendment No. 1 to Form 8-A (Commission File No. 001-08864) dated December 5, 2008)

4.9
Amendment No. 2 to Rights Agreement, dated as of March 22, 2013, by and between USG Corporation and Computershare Trust Company, N.A., as Rights Agent (successor-in-interest to Computershare Investor Services, LLC) (incorporated herein by reference to Exhibit 4.1 to USG Corporation’s Amendment No. 2 to Form 8-A (Commission File No. 001-08864) dated March 22, 2013)

4.10
Amendment No. 3 to Rights Agreement, dated as of February 11, 2015, by and between USG Corporation and Computershare Trust Company, N.A., as Rights Agent (successor-in-interest to Computershare Investor Services, LLC) (incorporated herein by reference to Exhibit 4.1 to USG Corporation’s Amendment No. 3 to Form 8-A (Commission File No. 001-08864) dated February 11, 2015)

4.11
Amendment No. 4 to Rights Agreement, dated as of November 16, 2015, by and between USG Corporation and Computershare Trust Company, N.A., as Rights Agent (successor-in-interest to Computershare Investor Services, LLC) (incorporated herein by reference to Exhibit 4.1 to USG Corporation’s Amendment No. 4 to Form 8-A (Commission File No. 001-08864) dated November 16, 2015)

4.12
USG Corporation 2016 Long-Term Incentive Plan (incorporated herein by reference to Annex A to the Proxy Statement for the Annual Meeting of Stockholders of USG Corporation held on May 11, 2016 (Commission File No. 001-08864) filed with the Securities and Exchange Commission on March 31, 2016)

5.1*	Opinion of Michelle M. Warner, Senior Vice President, General Counsel and Corporate Secretary of USG Corporation

23.1*	Consent of Michelle M. Warner, Senior Vice President, General Counsel and Corporate Secretary of USG Corporation (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP

23.3*	Consent of Independent Auditors, Deloitte Malaysia

23.4*	Consent of Independent Auditors, KPMG

24.1*	Power of Attorney

* Filed herewith